EXHIBIT 12
NATIONAL FUEL GAS COMPANY
COMPUTATION OF RATIO OF
EARNINGS TO FIXED CHARGES
UNAUDITED

	For the Twelve Months Ended	Fiscal Year Ended September 30,

	September 30, 2015	2014	2013	2012	2011

EARNINGS:
Net Income (Loss) Available for Common Stock	$(379,427)	$299,413	$260,001	$220,077	$258,402
Plus Income Tax Expense (Benefit)	(319,136)	189,614	172,758	150,554	164,381
Less Investment Tax Credit (A)	(414)	(434)	(426)	(581)	(697)
(Less Income) Plus Loss from Unconsolidated Subsidiaries	—	(397)	204	1,442	759
Plus Distributions from Unconsolidated Subsidiaries	—	—	—	—	4,278
Plus Interest Expense on Long-Term Debt	95,916	90,194	90,273	82,002	73,567
Plus Other Interest Expense	3,555	4,083	3,838	4,238	4,554
Less Amortization of Loss on Reacquired Debt	(529)	(529)	(721)	(1,093)	(1,093)
Plus (Less) Allowance for Borrowed Funds Used in Construction	1,964	900	827	1,231	1,037
Plus (Less) Other Capitalized Interest	4,191	3,560	1,801	2,992	1,516
Plus Rentals (B)	13,866	13,700	14,204	12,958	5,003

	$(580,014)	$600,104	$542,759	$473,820	$511,707
FIXED CHARGES:
Interest & Amortization of Premium and Discount of Funded Debt	$95,916	$90,194	$90,273	$82,002	$73,567
Plus Other Interest Expense	3,555	4,083	3,838	4,238	4,554
Less Amortization of Loss on Reacquired Debt	(529)	(529)	(721)	(1,093)	(1,093)
Plus (Less) Allowance for Borrowed Funds Used in Construction	1,964	900	827	1,231	1,037
Plus (Less) Other Capitalized Interest	4,191	3,560	1,801	2,992	1,516
Plus Rentals (B)	13,866	13,700	14,204	12,958	5,003

	$118,963	$111,908	$110,222	$102,328	$84,584
RATIO OF EARNINGS TO FIXED CHARGES	(C)	5.36	4.92	4.63	6.05

(A)	Investment Tax Credit is included in Other Income.

(B)	Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

(C)
The ratio coverage for the twelve months ended September 30, 2015 was less than 1:1. The Company would have needed to generate additional earnings of $698,977 to achieve a coverage of 1:1 for the twelve months ended September 30, 2015.